Exhibit 99.2

                News

For more information, contact
Brenda Williams (203) 846-6636

FOR IMMEDIATE RELEASE

ANHEUSER-BUSCH ANNOUNCES 12.1 PERCENT DIVIDEND INCREASE

ST. LOUIS, July 23, 2008 – August A. Busch IV, president and chief executive officer of Anheuser-Busch Cos. Inc. today announced that the Board of Directors has increased the regular quarterly dividend rate on the company’s common stock 12.1 percent, to 37 cents from 33 cents per share payable September 9, 2008, to shareholders of record August 11, 2008.  This marks the company’s 32nd consecutive year of dividend increases.

Based in St. Louis, Anheuser-Busch is the leading American brewer, holding an approximate 50 percent share of U.S. beer sales. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in China brewer Tsingtao, whose namesake beer brand is the country’s best-selling premium beer. Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2008. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and one of the world’s largest recyclers of aluminum cans. For more information, visit www.anheuser-busch.com.

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